EXHIBIT 99.1

Macquarie Infrastructure Company LLC

125 West 55th Street	Telephone	+1 212 231 1000
New York, NY10019	Fax	+1 212 231 1828
UNITED STATES	Internet	www.macquarie.com/mic

MEDIA RELEASE

MACQUARIE INFRASTRUCTURE COMPANY’S AIRPORT PARKING BUSINESS SIGNS ASSET PURCHASE AGREEMENT

NEW YORK, NY – January 28, 2010 – Macquarie Infrastructure Company (NYSE: MIC) announced that its airport parking business, Parking Corporation of America Airports (“PCAA”), has entered into an asset purchase agreement with Bainbridge ZKS - Corinthian Holdings, LLC.  The agreement, which is subject to approval by the bankruptcy court in Delaware, will result in Bainbridge ZKS - Corinthian Holdings, LLC acquiring the assets of the airport parking business for $111.5 million, subject to certain adjustments.

The signing of the asset purchase agreement is the first step in a bankruptcy court-led sale.  Today, PCAA and its subsidiaries also commenced voluntary Chapter 11 cases with the bankruptcy court for the District of Delaware.  If approved, the transaction is expected to close within the first half of 2010.

“The previously disclosed process involving the airport parking business is moving ahead as expected,” said James Hooke, Chief Executive Officer of Macquarie Infrastructure Company.  “Following a sales process, the business has negotiated an agreement with a bidder who will take matters forward within the context of a bankruptcy filing and asset sale,” he added.

The sale of the airport parking business and the repayment of MIC’s holding company level debt reported in December, 2009 provides shareholders with resolution on the two highest priority issues identified by management in mid-2009.

The sale would result in the elimination of approximately $201.0 million of current debt from MIC’s consolidated balance sheet.  The debt in excess of the sale proceeds used to repay such debt would be booked as income (cancellation of debt income).  MIC would also record proceeds in excess of the business’ assets as a gain on sale. As a part of the bankruptcy sale process, all cash proceeds would be paid to creditors of the business and not to MIC.

MIC has previously written the value of its equity in the business down to zero.  The value of the property, plant and equipment of the business has been written down to approximately $84.0 million and the value of the intangible assets has been written down to zero.  The airport parking business comprises 31 facilities in 20 major commercial airport markets around the country.

In a related matter, MIC expects to record a non-cash charge in the fourth quarter of 2009 to increase its valuation allowance for deferred tax assets.  The amount of the charge is being reviewed, but is likely to be in a range of $40.0 to $60.0 million.  While the Company believes it will generate positive taxable income in the future and utilize its deferred tax assets, it does not believe it meets the proscribed accounting standard of sufficient positive evidence to avoid recording the increase.  The cancellation of debt income that is expected to be recorded on closing of the sale of the airport parking business could result in the reversal of a significant portion of the valuation allowance.

The charge is primarily due to impairment charges recorded in the first half of 2009, including those relating to the airport parking business.  The charge also reflects the impact of the sale of a 49.99% interest in MIC’s district energy business in December that resulted in removal of that business from MIC’s consolidated income tax return.

About Macquarie Infrastructure Company
Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic, everyday services, to customers in the United States.  Its ongoing businesses consist of three energy-related businesses including a gas production and distribution business (The Gas Company in Hawaii) and controlling interest in a district energy business (Thermal Chicago), and a 50% indirect interest in a bulk liquid storage terminal business (International-Matex Tank Terminals).  MIC also owns and operates an aviation-related airport services business (Atlantic Aviation).  The Company is managed by a wholly-owned subsidiary of the Macquarie Group.  For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic.  MIC-G

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia).  The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL).  MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

For further information, please contact:

Jay A. Davis		Alex Doughty
Investor Relations		Corporate Communications
Phone:	(212) 231 1825	Phone:	(212) 231 1310